Exhibit 12.1
Cherry Hill Mortgage Investment Corporation
Statement of Computation of Ratio of Earnings to Combined Fixed Charges
and Preferred Stock Dividends
(Dollars in Thousands)

	Year Ended December 31,
	2017		2016		2015
Fixed charges(1)	$19,881		$7,808		$5,983
Preferred stock dividends	1,833		-		-
Combined fixed charges and preferred stock dividends	$21,714		$7,808		$5,983

Combined fixed charges and preferred stock dividends	21,714		7,808		5,983
Net income applicable to common stockholders(2)	45,526		24,832		13,214
Earnings	$67,240		$32,640		$19,197
Ratio of earnings to combined fixed charges and preferred stock dividends	3.10	x	4.18	x	3.21	x

(1)           Fixed charges consist of interest expense.

(2)           Net income applicable to common stockholders includes income allocated to noncontrolling interests in Operating Partnership.

Net income for the year ended December 31, 2017 includes an unrealized gain on derivatives, net, of $6.6 million and an unrealized gain on investments in MSRs of $9.2 million. Net income for the year ended December 31, 2016 includes an unrealized gain on derivatives, net, of $12.1 million, an unrealized gain on investments in Excess MSRs of $249,000 and an unrealized loss on investments in MSRs of $3.3 million. Certain prior period amounts have been reclassified to conform to current period presentation. Excluding unrealized gains and losses on derivatives, net, and unrealized gains and losses on investments in MSRs, Excess MSRs, adjusted earnings and the ratio of adjusted earnings to combined fixed charges and preferred stock dividends would have been as follows:

	Year Ended December 31,
	2017		2016		2015
Fixed charges(1)	$19,881		$7,808		$5,983
Preferred stock dividends	1,833		-		-
Combined fixed charges and preferred stock dividends	$21,714		$7,808		$5,983

Combined fixed charges and preferred stock dividends	$21,714		$7,808		$5,983
Net income applicable to common stockholders(2)	45,526		24,832		13,214
Earnings	$67,240		$32,640		$19,197
Ratio of earnings to combined fixed charges and preferred stock dividends	3.10	x	4.18	x	3.21	x

(1)           Fixed charges consist of interest expense.

(2)           Net income applicable to common stockholders includes income allocated to noncontrolling interests in Operating Partnership.

(3)           Certain prior period amounts have been reclassified to confirm to current period presentation.